SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


     Date of Report (Date of earliest event reported): September 14, 2009



                              EXTERRA ENERGY, INC.
               ---------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


         Nevada                    000-52319                  20-5086877
         ------                    ---------                  ----------
(State of Incorporation)     (Commission File No.)         (I.R.S. Employer
                                                        Identification Number)



               701 South Taylor, Suite 440, Amarillo, Texas 79101
          ------------------------------------------------------------
                    (Address of Principal Executive Offices)


                                 (806) 373-7111
          -------------------------------------------------------------
              (Registrant's Telephone Number, including area code)


          -------------------------------------------------------------
             (Former Name or Address, if Changed Since Last Report)

Section 1. Registrant's Business Operations

Item 1.01 Entry Into a Material Definitive Agreement

Secured Loans from Happy State Bank
-----------------------------------

On September 14, 2009 (the Closing Date"), the Registrant, as borrower, closed a Term Loan and Revolving Loan pursuant to the terms and conditions of a Loan Agreement, dated as of September 14, 2009 (the "Loan Agreement"), by and between the Registrant, Robert Royal and Todd R. Royal (Robert Royal and Todd R. Royal, collectively, the "Guarantors"), and Happy State Bank a Texas banking corporation (the "Lender"). Pursuant to the terms and conditions of the Loan Agreement and other related documents (all of which are collectively referred to herein as the "Loan Documents"), the Registrant agreed to borrow and Lender agreed to lend the Principal Amount of Ten Million Dollars ($10,000,000) under the terms and conditions described in the Loan Documents.

Pursuant to the terms of the Loan Documents, the Guarantors, the Registrant's Chairman and the Registrant's President and a member of the board of directors, agreed to execute and provide guarantees for the repayment of the Principal Amount of the Loan and for the completion of the other commitments of the Registrant under the terms of the Loan Documents.

The foregoing description of the Loan Documents, and the transactions contemplated thereby, is a summary of terms, is not intended to be complete and is qualified in its entirety by the complete text of those agreements, copies of which are attached hereto as Exhibit 10.10, attached to this Report.

The proceeds of the Loan will be utilized to purchase additional revenue generating assets and for normal and customary operating expenses as set forth in the Loan Documents.


Section 3. Securities and Trading Markets.

Section 3.02 Unregistered Sales of Equity Securities.

Conversion of Outstanding Notes to Common Stock
-----------------------------------------------

On September 14, 2009, the board of directors and a majority of the shareholders of the Registrant approved the conversion of an aggregate of five hundred thousand dollars ($500,000) of outstanding debts of the Registrant (the "Debts") into shares of the Registrant's common stock. Based upon the current assets and capitalization of the Registrant and other considerations, the conversion price of the shares of common stock to be issued upon conversion of the Notes was valued at $0.10 per share by the Registrant's board of directors. The conversion of the Debts to shares of the Registrant's common stock is at the discretion of the Debt holders. However, convertibility of the Debts is subject to certain limitations based on the number of shares of the Registrant's common stock then outstanding.

Upon the eventual full conversion of the Notes to common shares, the approved conversion of the Notes to common stock will result in the issuance by the Registrant of an aggregate of 5,000,000 restricted shares of its common stock. The shares of common stock to be issued in the conversion shall be restricted shares and will be issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The shares issued in the conversion are subject to Rule 144 under the Securities Act. However, the Debts have been fully paid and outstanding for a period in excess of six months from the date of their issuance and no additional consideration is payable upon the conversion of the Debts to shares of common stock. Accordingly, the holders of the shares of underlying common stock issued upon conversion of Debts may be entitled to request the removal of any restrictive legends that would be attached to the common shares so issued in accordance with the provisions of Rule 144(k) under the Securities Act of 1933, as amended. No general solicitations were made in connection with the conversion, and, prior to making any conversions, the Registrant had reasonable grounds to believe and believed that the holders of the Debts were capable of evaluating the merits and risks of the investment and were able to bear the economic risk of the investment.

After the completion of this transaction, the Registrant will have a total of 12,294,939 shares of common stock outstanding with 6,342,635 or 52% owned or controlled by the management and 5,952,304 or 48% in the public float.

Section 9. Financial Statement and Exhibits.

The following Exhibits are hereby filed as part of this Current Report on Form 8-K:

Exhibit        Description
-------        -----------


10.10 Loan Agreement, dated as of September 14, 2009, between Exterra Energy, Inc., a Nevada corporation, Robert Royal and Todd R. Royal and Happy State Bank, a Texas banking corporation.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Exterra Energy, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  September 18, 2009                        EXTERRA ENERGY, INC.


                                                  By: /s/ Todd Royal
                                                  ------------------
                                                  Todd R. Royal
                                                  President